EXHIBIT 32

SECTION 1350 CERTIFICATION

Each of the undersigned hereby certifies in his or her capacity as an officer of Sound Financial Inc (the “Company”) that the Quarterly Report of the Company on Form 10-Q for the nine month period ended September 30, 2010, fully complies with the requirements of Section 13(a) of the Securities and Exchange Act of 1934, as amended, and that the information contained in such report fairly presents, in all material respects, the financial condition and results of operations of the Company as of the dates and periods presented in the financial statements included in such report.

Date: May 16, 2011	By:	/s/ Laura Lee Stewart
Laura Lee Stewart
President and Chief Executive Officer

Date: May 16, 2011	By:	/s/ Matthew P. Deines
Matthew P. Deines
Executive Vice President and Chief Financial Officer
Principal Financial and Accounting Officer